Exhibit 99.1

NEWS RELEASE
Visteon announces fourth-quarter and full-year 2009 results; reports net income
Full-Year 2009 Financial Summary
•	Product sales of $6.42 billion — down $2.7 billion from prior year

•	Net income of $128 million — up $809 million from prior year

•	Adjusted EBITDA of $454 million — up $96 million from prior year

•	Cash generated by operating activities of $141 million — up $257 million from prior year

•	Year-end cash blance of nearly $1.1 billion

•	Product quality and employee safety at best-ever levels
Fourth Quarter 2009 Financial Summary
•	Product sales of $1.97 billion — up $420 million year-over-year

•	Net income of $276 million; adjusted EBITDA of $230 million

•	Cash generated by operating activities of $292 million
VAN BUREN TOWNSHIP, Mich., Feb. 26, 2010 — Visteon Corporation (OTC: VSTNQ) today announced improved year-over-year fourth-quarter and full-year 2009 financial performance, reflecting ongoing operational improvements, cost reductions and restructuring benefits, and some slight recovery of global vehicle production volumes.
“Our restructuring, ongoing cost-reduction initiatives and ability to keep overhead costs aligned with reduced sales helped drive significant year-over-year improvements in cash flow and earnings, despite significantly lower vehicle production volumes and challenging industry conditions,” said Visteon Chairman and CEO Donald J. Stebbins.
For the fourth quarter of 2009, Visteon reported net income of $276 million, or $2.12 per share, on sales of $2.03 billion. For the fourth quarter of 2008, Visteon reported a net loss of $346 million, or $2.67 per share, on sales of $1.65 billion. Adjusted EBITDA, as defined below, for the fourth quarter of 2009 was $230 million, compared with negative $1 million in the fourth quarter of 2008.
For the full year 2009, Visteon reported net income of $128 million (98 cents per share) on sales of $6.68 billion, compared with a net loss of $681 million, or $5.26 per share, on sales of $9.54 billion for the full year 2008. Adjusted EBITDA for the full year 2009 was $454 million, compared with $358 million in 2008.
Visteon’s fourth-quarter product sales were more diversified than ever before. Approximately 27 percent of fourth quarter product sales were to Hyundai-Kia, with Ford Motor Co. also accounting for 27 percent. Renault-Nissan and PSA Peugeot-Citroën collectively accounted for about 16 percent of sales.

On a regional basis, Europe and Asia Pacific accounted for 37 percent and 34 percent of total product sales, respectively. North America accounted for 22 percent and South America 7 percent. In 2010, Visteon expects Asia Pacific to be its largest sales region.
Fourth Quarter 2009 Results
For the fourth quarter of 2009, total sales were $2.03 billion, including product sales of $1.97 billion. Product sales increased by approximately $420 million year-over-year, including $180 million of foreign currency. Divestitures and plant closures reduced sales by about $66 million. Fourth quarter sales increased in every major region in which Visteon operates, compared with the same period a year earlier, reflecting increased production volumes by customers as global economic and industry conditions showed some improvement.
Gross margin for the fourth quarter of 2009 was $352 million, compared with negative $10 million a year earlier. Factors contributing to this improvement included a $133 million gain related to the termination of certain company-paid medical, prescription drug and life insurance coverage benefits under certain U.S. other post-retirement employee benefit (“OPEB”) plans, net cost performance, the impact of higher customer production levels and foreign currency.
Selling, general and administrative expense for the fourth quarter of 2009 totaled $31 million, an improvement of $80 million, or 72 percent, compared with the same period a year earlier. Factors contributing to this improvement included $62 million related to the OPEB termination and net cost performance.
For the fourth quarter of 2009, the company reported net income of $276 million, or $2.12 per share. This compares with a net loss of $346 million, or $2.67 per share, for the same period a year earlier. Fourth quarter results for 2008 included a non-cash asset impairment charge of $200 million for long-lived assets utilized in the interiors business. Adjusted EBITDA for the fourth quarter of 2009 was $230 million, an increase of $231 million from the same quarter a year earlier.
Full Year 2009 Results
For the full year 2009, Visteon’s sales were $6.68 billion, including product sales of $6.42 billion. Product sales were down $2.66 billion, or nearly 30 percent, from 2008, primarily related to lower production volumes, the impact of plant divestitures and closures, and unfavorable currency. Services revenue of $265 million decreased $202 million from 2008, as fewer leased Visteon employees supported Automotive Components Holdings, LLC.
Gross margin for 2009 was $597 million, increasing $138 million from the previous year. This increase primarily reflects the impact of the OPEB termination, net cost performance and restructuring savings, partially offset by volume declines and unfavorable currency.
Selling, general and administrative expense for 2009 totaled $331 million, a decrease of $222 million from the prior year, as Visteon benefited from aggressive cost actions in aligning its administrative structure with the market environment, including the impact of the OPEB termination.

“Through many aggressive and very difficult actions, Visteon’s overhead cost structure was essentially flat as a percentage of sales in 2009, despite a nearly 30 percent decline in product sales,” Stebbins said. “We are focused on providing a competitive cost structure for our customers and will continue to aggressively look for opportunities in this area.”
Visteon reported net income of $128 million, or 98 cents per share for 2009, representing its first annual profit. This is an improvement of $809 million when compared with a loss of $681 million, or $5.26 per share, for 2008. Adjusted EBITDA increased $96 million from 2008 to $454 million.
Cash Flow and Liquidity
For the fourth quarter of 2009, Visteon generated $292 million in cash from operations, compared with $37 million for the fourth quarter of 2008. Capital expenditures in the fourth quarter were unchanged from a year earlier at $64 million. Free cash flow, as defined below, was positive $228 million in the fourth quarter, a $255 million improvement from a use of $27 million in the fourth quarter of 2008.
For the full year 2009, cash from operations turned positive, increasing to $141 million from a use of $116 million in 2008. Capital expenditures of $151 million in 2009 were $143 million lower than in 2008. For 2009, free cash flow was a use of $10 million, compared with a use of $410 million in 2008, reflecting a number of factors, including improved operating performance and lower capital investment, as well as restructuring and other benefits pursuant to the company’s Chapter 11 proceeding.
As of Dec. 31, 2009, Visteon had global cash balances totaling $1.1 billion.
New Business Wins
During 2009, Visteon won approximately $562 million of incremental new business and $593 million in gross rewin business. The Asia Pacific region accounted for 58 percent of the new business wins; North America represented about 25 percent and Europe 17 percent. Visteon’s product quality, as measured in defective parts per million, reached record levels for the company in 2009 and contributed to Visteon’s ability to win new business. Additionally, Visteon’s employee safety performance, based on lost-time case rate, also was its best ever in 2009.
“During 2009, we began to see certain automakers sourcing product programs previously deferred due to the economic conditions affecting their markets,” Stebbins said. “As vehicle volumes increase and the macro-economic environment improves, we are well-positioned to win and retain business from customers around the world who recognize the benefits of Visteon’s product quality, innovative technologies, and strong global engineering and manufacturing footprint.”
Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 25 countries and employs approximately 29,500 people.

Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to,
•	the potential adverse impact of the Chapter 11 proceedings on our business, financial condition or results of operations, including our ability to maintain contracts and other customer and vendor relationships that are critical to our business and the actions and decisions of our creditors and other third parties with interests in our Chapter 11 proceedings;

•	our ability to maintain adequate liquidity to fund our operations during the Chapter 11 proceedings and to fund a plan of reorganization and thereafter, including obtaining sufficient debtor-in-possession and “exit” financing; maintaining normal terms with our vendors and service providers during the Chapter 11 proceedings and complying with the covenants and other terms of our financing agreements;

•	our ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted from time to time and to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceedings and to consummate all of the transactions contemplated by one or more such plans of reorganization or upon which consummation of such plans may be conditioned;

•	conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s and Hyundai-Kia’s vehicle production volumes, (ii) the financial condition of our customers or suppliers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers or work stoppages at our customers or suppliers, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages;

•	new business wins and re-wins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle productions levels, customer price reductions and currency exchange rates;

•	general economic conditions, including changes in interest rates and fuel prices; the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations;

•	increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and

•	those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2008).
The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of our various pre-petition liabilities, common stock and/or other securities. No assurance can be given as to what values, if any, will be ascribed in the Chapter 11 proceedings to each of these constituencies. A plan of reorganization could result in holders of our liabilities and/or securities receiving no value for their interests. Because of such possibilities, the value of these liabilities and/or securities is highly speculative. Accordingly, we urge that caution be exercised with respect to existing and future investments in any of these liabilities and/or securities. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2009.

Use of Non-GAAP Financial Information
This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release.
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Visteon news releases, photographs and product specification details are available at www.visteon.com
Contacts:

Media:	Investors:
Jim Fisher	Michael Lewis
734-710-5557	734-710-5800
jfishe89@visteon.com	investor@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008

Net sales
Products	$1,967	$1,547	$6,420	$9,077
Services	60	106	265	467

	2,027	1,653	6,685	9,544

Cost of sales
Products	1,616	1,557	5,827	8,621
Services	59	106	261	464

	1,675	1,663	6,088	9,085

Gross margin	352	(10)	597	459

Selling, general and administrative expenses	31	111	331	553
Restructuring expenses	12	30	84	147
Reimbursement from escrow account	—	32	62	113
Reorganization items	30	—	60	—
Deconsolidation gain	—	—	95	—
Asset impairments and other gains (losses)	11	(205)	11	(275)

Operating income (loss)	290	(324)	290	(403)

Interest expense, net	4	47	106	169
Equity in net income of non-consolidated affiliates	28	6	80	41

Income (loss) before income taxes	314	(365)	264	(531)

Provision for (benefit from) income taxes	17	(15)	80	116

Net income (loss)	297	(350)	184	(647)

Net income (loss) attributable to noncontrolling interests	21	(4)	56	34

Net income (loss) attributable to Visteon	$276	$(346)	$128	$(681)

Per share data
Net earnings (loss) per share attributable to Visteon	$2.12	$(2.67)	$0.98	$(5.26)

Average shares outstanding (millions)
Basic	130.4	129.4	130.4	129.4
Diluted	130.4	129.4	130.4	129.4

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	(Unaudited)
	December 31	December 31
	2009	2008

ASSETS
Cash and equivalents	$962	$1,180
Restricted cash	133	—
Accounts receivable, net	1,055	989
Inventories, net	319	354
Other current assets	236	239

Total current assets	2,705	2,762

Property and equipment, net	1,936	2,162
Equity in net assets of non-consolidated affiliates	294	220
Other non-current assets	84	104

Total assets	$5,019	$5,248

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Short-term debt, including current portion of long-term debt and debt in default	$225	$2,697
Accounts payable	977	1,058
Accrued employee liabilities	161	228
Other current liabilities	302	288

Total current liabilities	1,665	4,271

Long-term debt	6	65
Employee benefits	568	1,031
Deferred income taxes	159	139
Other non-current liabilities	257	365
Liabilities subject to compromise	2,819	—

Shareholders’ deficit:
Preferred stock (par value $1.00, 50 million shares authorized, none outstanding)	—	—
Common stock (par value $1.00, 500 million shares authorized, 131 million shares issued, 130 million shares outstanding)	131	131
Stock warrants	127	127
Additional paid-in capital	3,408	3,407
Accumulated deficit	(4,576)	(4,704)
Accumulated other comprehensive income	142	157
Other	(4)	(5)

Total Visteon shareholders’ deficit	(772)	(887)
Noncontrolling interests	317	264

Total shareholders’ deficit	(455)	(623)

Total liabilities and shareholders’ deficit	$5,019	$5,248

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008

Operating Activities

Net income (loss)	$297	$(350)	$184	$(647)

Adjustments to reconcile net income (loss) to net
cash provided from (used by) operating activities:
Depreciation and amortization	97	89	352	416
OPEB and pension amortization and curtailment	(199)	(24)	(215)	(72)
Deconsolidation gain	—	—	(95)	—
Asset impairments and other (gains) losses	(11)	205	(11)	275
Equity in net income of non-consolidated affiliates, net of dividends remitted	8	35	(38)	5
Reorganization items	30	—	60	—
Other non-cash items	9	21	8	11
Changes in assets and liabilities:
Accounts receivable and retained interests	15	305	(127)	509
Inventories	27	60	33	44
Accounts payable	29	(245)	79	(504)
Other	(10)	(59)	(89)	(153)

Net cash provided from (used by) operating activities	292	37	141	(116)

Investing Activities

Capital expenditures	(64)	(64)	(151)	(294)
Investments in joint ventures	(30)	—	(30)	(1)
Proceeds from divestitures and asset sales	64	16	69	83
Cash associated with deconsolidation and other	—	—	(11)	4

Net cash used by investing activities	(30)	(48)	(123)	(208)

Financing Activities

Short-term debt, net	5	4	(19)	28
Cash restriction	(31)	—	(133)	—
Proceeds from DIP facility, net of issuance costs	71	—	71	—
Proceeds from issuance of debt, net of issuance costs	1	75	57	260
Principal payments on debt	(54)	(10)	(173)	(88)
Repurchase of unsecured debt securities	—	—	—	(337)
Other, including overdrafts	(6)	6	(62)	(56)

Net cash (used by) provided from financing activities	(14)	75	(259)	(193)

Effect of exchange rate changes on cash	2	(17)	23	(61)

Net increase (decrease) in cash and equivalents	250	47	(218)	(578)

Cash and equivalents at beginning of period	712	1,133	1,180	1,758

Cash and equivalents at end of period	$962	$1,180	$962	$1,180

VISTEON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Millions)
(Unaudited)
In this press release the Company has provided information regarding certain non-GAAP financial measures including “Adjusted EBITDA” and “free cash flow.” Such non-GAAP financial measures are reconciled to their closest US GAAP financial measure in the schedules below.
Adjusted EBITDA: Adjusted EBITDA represents net income (loss) attributable to Visteon before net interest expense, provision for income taxes and depreciation and amortization and excludes asset impairments, non-operating gains and losses, net unreimbursed restructuring expenses and other reimbursable costs, and reorganization items. Management believes Adjusted EBITDA is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s continuing operating activities.

	Three Months Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008

Net income (loss)	$276	$(346)	$128	$(681)

Interest expense, net	4	47	106	169
Provision for (benefit from) income taxes	17	(15)	80	116
Depreciation and amortization	97	89	352	416
Asset impairments, other (gains) losses	(11)	205	(11)	275
Deconsolidation gain	—	—	(95)	—
Restructuring and other related costs	12	51	91	176
Reimbursement from escrow account	—	(32)	(62)	(113)
OPEB termination	(195)	—	(195)	—
Reorganization items	30	—	60	—

Adjusted EBITDA	$230	$(1)	$454	$358

Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.
Free Cash Flow: Free cash flow represents cash flow from operating activities less capital expenditures. Management believes that free cash flow is useful in analyzing the Company’s ability to service and repay its debt, for planning and forecasting future periods and as a measure for compensation purposes.

	Three Months Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008

Cash provided from (used by) operating activities	$292	$37	$141	$(116)
Capital expenditures	(64)	(64)	(151)	(294)

Free cash flow	$228	$(27)	$(10)	$(410)

Free cash flow is not a recognized term under GAAP and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses.